EXHIBIT 99.1

Press Release	Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com

SEAGATE TECHNOLOGY REPORTS FISCAL SECOND QUARTER 2009

PRELIMINARY RESULTS

SCOTTS VALLEY, CA – January 21, 2009 – Seagate Technology (NASDAQ: STX) today reported preliminary results for the quarter ended January 2, 2009 of 37 million disk drive unit shipments, revenue of $2.3 billion, a net loss of $496 million, and net loss per share of $1.02 for the quarter ended January 2, 2009. Net loss and net loss per share for the quarter include $18 million of purchased intangibles amortization and other charges associated with acquisitions, restructuring and related accelerated depreciation charges of $94 million, and a charge of $271 million that reflects an unfavorable adjustment to the valuation allowance related to the company’s deferred tax assets. The aggregate impact of these items is a $383 million loss or approximately $0.79 per share loss. Of the $94 million restructuring and related charges, $16 million was for accelerated depreciation charges recorded in cost of revenue ($2 million) and product development expense ($14 million) with the majority of the balance related to the recently disclosed global headcount reduction.

For the six months ended January 2, 2009 the company reported preliminary results of disk drive unit shipments of 85 million, revenue of $5.3 billion, a net loss of $436 million, and net loss per share of $0.90. Net loss and net loss per share include $37 million of purchased intangibles amortization and other charges associated with acquisitions, charges related to restructuring activities of $145 million, and a charge of $271 million that reflects an unfavorable adjustment to the valuation allowance related to the company’s deferred tax assets. The aggregate impact of these items is a $453 million reduction in earnings, or a decrease of approximately $0.93 per share. Of the $145 million in restructuring related charges, $44 million was for accelerated depreciation charges booked in cost of revenue ($30 million) and product development expense ($14 million) with the majority of the balance related to the previously disclosed global headcount reduction.

Seagate Technology Reports Fiscal Second Quarter 2009 Results

As disclosed on December 24, 2008 via a Form 8-K filing, the company has concluded that it is required to record an impairment charge to reduce the carrying value of its goodwill and possibly other long-lived assets. The carrying values of goodwill and other long-lived assets subject to this assessment are approximately $2.3 billion and $2.6 billion, respectively. The accompanying results for the quarter ended January 2, 2009 are preliminary, as the various valuation studies and other analyses required to determine the impairment charge(s) have not yet been completed. The company expects this analysis will be completed on a timely basis, and the impact of any impairment charge(s) and any related income tax effects will be reflected in the financial statements to be included in our Form 10-Q that will be filed for the quarter-ended January 2, 2009.

“We remain focused on executing against our business plan and on aligning the company’s cost structure with the current economic reality,” said Steve Luczo, chairman, president and chief executive officer. “We continue to believe that Seagate has a solid future and view the long-term prospects for storage to be positive; however, there are significant near-term challenges facing Seagate that we believe could potentially continue through the end of the calendar year and into 2010. The Board and management team are focused on structuring our business accordingly, building liquidity and strengthening the balance sheet to ensure that we are competitive throughout a period of extended macroeconomic decline. Our technology assets, investments and capabilities remain intact and we are making smarter and faster decisions to improve execution. We continue to believe that the fundamental core strengths that Seagate possesses, when fully leveraged, will result in product leadership across all markets in our industry.”

Business Outlook

For the March quarter, in light of the company’s view of the current market environment and the uncertainty in global economic conditions, the company is planning for the overall demand for disk drives to be approximately 110 million units. In addition, the company is assuming no significant changes in its market share, and therefore expects revenue to be approximately $1.6 - $2.0 billion. The company will continue to evaluate the demand environment to determine what further actions are necessary to properly align its cost structure with the company’s current view of the macroeconomic environment. Additionally, the company expects to incur additional restructuring charges directly related to the recently announced global workforce reduction in the March quarter.

Seagate Technology Reports Fiscal Second Quarter 2009 Results

Current uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters and makes it more likely that Seagate’s actual results could differ materially from current expectations.

Cash and Liquidity

The company continues to remain focused on building liquidity and strengthening its balance sheet by taking decisive actions to reduce capital spending, lower operating expenses and to align production with demand to limit inventory and therefore believes it will generate or obtain sources of liquidity to support the business.

•	Cash and cash equivalents and short-term investments ended the quarter at $1.3 billion, an increase of $156 million compared to the previous quarter.

•

During the quarter the company borrowed $350 million under its existing $500 million senior unsecured revolving credit facility. The remaining undrawn committed amount, after giving effect to the $350 million borrowing and approximately $50 million used for outstanding letters of credit, is approximately $100 million.

•

Management has recommended, and the board has approved, reducing the quarterly dividend to $0.03 per share. This action is expected to reduce our cash outflows by approximately $175 million over the next 12 months.

•

Compared to the prior quarter, days sales outstanding (DSO) was flat at 42 days, days payable outstanding (DPO) decreased by 6 days to 64 and days of inventory outstanding (DIO) increased by 4 days to 37. In aggregate, our cash conversion cycle increased by 10 days to 15.

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Total debt was $2.4 billion at the end of the quarter inclusive of the credit facility borrowing. Long-term debt maturities over the next 18 months consist primarily of $300 million in October of 2009 (floating rate senior notes) and $135 million in April of 2010 (6.8% convertible senior notes).

•

Investment in capital equipment for the first six months of the company’s fiscal year 2009 was approximately $494 million. The company currently expects fiscal 2009 investment in capital equipment to be approximately $650 million. Based on the company’s current macroeconomic view it expects fiscal year 2010 capital investment to be below $500 million.

Additional information relating to the financial results for the second fiscal quarter of 2009 can be found online at seagate.com.

Seagate Technology Reports Fiscal Second Quarter 2009 Results

Dividend

The board has approved a quarterly dividend of $0.03 per share to be paid on or before February 20, 2009 to all common shareholders of record as of February 6, 2009.

Conference Call

Seagate will hold a conference call to review the fiscal second quarter results at 2:00 p.m. Pacific Time today. The conference call can be accessed online at seagate.com or by phone as follows:

USA: (877) 223-6202

International: (706) 679-3742

Conference ID: 78910747

Replay

A replay will be available beginning today at 6:00 p.m. Pacific Time through January 28 at 8:59 p.m. Pacific Time. The replay can be accessed from seagate.com or by phone as follows:

USA: (800) 642-1687

International: (706) 645-9291

Conference ID: 78910747

About Seagate

Seagate is the worldwide leader in the design, manufacture and marketing of hard disk drives and storage solutions, providing products for a wide-range of applications, including Enterprise, Desktop, Mobile Computing, Consumer Electronics and Branded Solutions. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, with the goal of being the time-to-market leader in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at http://www.seagate.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the company’s future operating and financial performance, including expected revenue, net loss and losses per share and product competition, customer demand for our products, the impact of our cost reduction efforts, the estimated charges we expect to incur with respect to the impairment of our goodwill and long-lived assets and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the company’s control. In particular, uncertainty in global economic conditions pose a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news. Such risks and uncertainties also include the impact of the variable demand and the aggressive pricing environment for disk drives, particularly in view of current business and economic conditions; dependence on Seagate’s ability to successfully qualify, manufacture and sell its disk drive

Seagate Technology Reports Fiscal Second Quarter 2009 Results

products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements and possible excess industry supply with respect to particular disk drive products; our ability to achieve projected cost savings in connection with our announced restructuring plans; and market conditions and alternative cash imperatives that could continue to delay our ability to repurchase additional common shares pursuant to Seagate’s previously announced share repurchase program. Information concerning risk, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 13, 2008, and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on October 30, 2008, which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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Seagate Technology Reports Fiscal Second Quarter 2009 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	(preliminary) January 2, 2009 (a)	June 27, 2008 (b)
ASSETS
Cash and cash equivalents	$1,161	$990
Short-term investments	148	151
Accounts receivable, net	1,040	1,410
Inventories	796	945
Deferred income taxes	157	274
Other current assets	486	502

Total Current Assets	3,788	4,272
Property, equipment and leasehold improvements, net	2,513	2,464
Goodwill	2,318	2,352
Other intangible assets, net	78	111
Deferred income taxes	441	616
Other assets, net	217	305

Total Assets	$9,355	$10,120

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings	$350	$—
Accounts payable	1,370	1,652
Accrued employee compensation	156	440
Accrued warranty	212	226
Accrued expenses	586	599
Accrued income taxes	13	10
Current portion of long-term debt	320	360

Total Current Liabilities	3,007	3,287
Long-term accrued warranty	229	219
Long-term accrued income taxes	166	210
Other non-current liabilities	134	148
Long-term debt, less current portion	1,684	1,670

Total Liabilities	5,220	5,534
Shareholders’ Equity	4,135	4,586

Total Liabilities and Shareholders’ Equity	$9,355	$10,120

(a)	The information in this column is preliminary and does not yet reflect charge(s) for impairment of goodwill and possibly other long-lived assets, and any related tax effects, that are expected to be recorded in the quarter ended January 2, 2009, and timely included in our Form 10-Q.

(b)	The information in this column was derived from the Company’s audited consolidated balance sheet as of June 27, 2008.

Seagate Technology Reports Fiscal Second Quarter 2009 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	(preliminary) January 2, 2009 (a)	December 28, 2007	(preliminary) January 2, 2009 (a)	December 28, 2007
Revenue	$2,270	$3,420	$5,302	$6,705
Cost of revenue	1,948	2,531	4,455	5,008
Product development	235	262	495	504
Marketing and administrative	142	167	289	319
Amortization of intangibles	14	13	28	27
Restructuring and other, net	78	27	101	32

Total operating expenses	2,417	3,000	5,368	5,890

Income (loss) from operations	(147)	420	(66)	815
Interest income	5	19	12	35
Interest expense	(30)	(34)	(60)	(66)
Other, net	(14)	18	(27)	14

Other income (expense), net	(39)	3	(75)	(17)

Income (loss) before income taxes	(186)	423	(141)	798
Provision for (benefit from) income taxes	310	20	295	40

Net income (loss)	$(496)	$403	$(436)	$758

Net income (loss) per share:
Basic	$(1.02)	$0.77	$(0.90)	$1.43
Diluted	(1.02)	0.73	(0.90)	1.37
Number of shares used in per share calculations:
Basic	487	526	486	529
Diluted	487	556	486	558

(a)	The information in this column is preliminary and does not yet reflect charge(s) for impairment of goodwill and possibly other long-lived assets, and any related tax effects, that are expected to be recorded in the quarter ended January 2, 2009, and timely included in our Form 10-Q.

Seagate Technology Reports Fiscal Second Quarter 2009 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	For the Six Months Ended
	(preliminary) January 2, 2009 (a)	December 28, 2007
OPERATING ACTIVITIES
Net income (loss)	$(436)	$758
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	481	420
Stock-based compensation	53	58
Deferred income taxes	300	12
Other non-cash operating activities, net	(13)	(9)
Changes in operating assets and liabilities:
Accounts receivable	368	(249)
Inventories	149	(36)
Accounts payable	(282)	475
Accrued expenses, employee compensation and warranty	(389)	74
Other assets and liabilities	162	(25)

Net cash provided by (used in) operating activities	393	1,478

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(494)	(362)
Proceeds from sale of fixed assets	3	24
Purchases of short-term investments	(116)	(383)
Maturities and sales of short-term investments	120	222
Proceeds from sale of investment in equity securities	11	—
Acquisitions, net of cash acquired	—	(78)
Other investing activities, net	1	17

Net cash provided by (used in) investing activities	(475)	(560)

FINANCING ACTIVITIES
Proceeds from short-term borrowings	350	—
Repayment of long-term debt	(15)	—
Proceeds from exercise of employee stock options and employee stock purchase plan	36	132
Dividends to shareholders	(118)	(107)
Repurchases of common shares	—	(500)
Other financing activities, net	—	2

Net cash provided by (used in) financing activities	253	(473)

Increase (decrease) in cash and cash equivalents	171	445
Cash and cash equivalents at the beginning of the period	990	988

Cash and cash equivalents at the end of the period	$1,161	$1,433

(a)	The information in this column is preliminary and does not yet reflect charge(s) for impairment of goodwill and possibly other long-lived assets, and any related tax effects, that are expected to be recorded in the quarter ended January 2, 2009, and timely included in our Form 10-Q.